Berkshire Bancorp Inc.
NEWS RELEASE

Contact:
Steven Rosenberg
President
Berkshire Bancorp Inc.
(212) 791-5362

FOR IMMEDIATE RELEASE

Berkshire Bancorp Inc. Receives NASDAQ Notification

New York, NY – June 1, 2010 - Berkshire Bancorp Inc. (NASDAQ: BERK) today announced that on May 25, 2010, it was informed in a letter from a member of the staff of Nasdaq that, due to the Company’s inability to file timely its Form 10-Q for the period ended March 31, 2010 and its continued inability to file its Form 10-K for the fiscal year ended December 31, 2009, the Company was not in compliance with NASDAQ Listing Rule 5250(c)(1) which requires timely filing of such reports.

The NASDAQ notification letter reiterated that the Company had until June 18, 2010 to submit to the Staff a plan to regain compliance with the applicable listing rule. The letter also stated that if the plan submitted by the Company is accepted, the Staff can grant the Company an exception of up to 180 calendar days from the Form 10-K’s due date, or until October 12, 2010, for the Company to regain compliance. The Company currently intends to remedy this non-compliance in advance of June 18, 2010.

Berkshire Bancorp Inc. is a bank holding company headquartered in New York City. Berkshire Bancorp has one banking subsidiary, The Berkshire Bank, a New York State chartered commercial bank. The Berkshire Bank has its main office at 4 East 39th Street in New York City and branches in Manhattan, Brooklyn and Orange and Sullivan Counties, New York, and Bergen County, New Jersey.

Forward-Looking Statements. Statements in this release that are not based on historical fact may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “may”, “intends”, “will”, “expect”, “estimate”, “anticipate”, “continue” or similar terms identify forward-looking statements. A wide variety of factors could cause the actual results and experiences of the Company to differ materially from the results expressed or implied by the Company’s forward-looking statements including, but not limited to, the factors referred to in Item 1A, “Risk Factors”, of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2008.

The Company cautions readers not to place undue reliance upon any forward-looking statement contained in this release.  Forward-looking statements speak only as of the date they were made and the Company assumes no obligation to update or revise any such statements upon any change in applicable circumstances.